EXHIBIT 99.1

KLX Energy Services Reports Financial Results for the Fourth Quarter and Full Year Ended January 31, 2020

WELLINGTON, Fla., March 09, 2020 (GLOBE NEWSWIRE) -- KLX Energy Services Holdings, Inc. (“KLX Energy Services” or the “Company”) (NASDAQ: KLXE), a leading U.S. onshore provider of mission critical, asset light oilfield services, today reported its fourth fiscal quarter and full fiscal year (“Fiscal 2019”) ended January 31, 2020 financial results.

The oilfield services industry experienced an abrupt deterioration in demand during the second half of 2019.  As previously reported, the Company responded to the decline in demand with contemporaneous cost reductions in all aspects of the Company’s business.  As a result of these measures during the fourth quarter ended January 31, 2020, we incurred cost rationalization and other costs of approximately $3.0 million, as well as approximately $1.2 million of asset impairment costs.  In addition, the Company incurred approximately $2.3 million of new product service line introduction costs as the Company rolled out large diameter coil tubing and flow back and testing services to additional geographic regions (collectively, “Costs as Defined”).

For comparability purposes, unless otherwise indicated, the Company is reporting the current period on an adjusted basis to exclude Costs as Defined. For the three months ended January 31, 2020, on a GAAP basis, including the approximately $6.5 million of Costs as Defined, operating loss was $(26.0) million, net loss was $(25.1) million and net loss per diluted share was $(1.09).

FOURTH QUARTER FINANCIAL SUMMARY

  Revenues were $98.8 million, a decrease of 26.5 percent as compared to third quarter 2019
  Adjusted operating loss was $(19.5) million1
  Adjusted EBITDA was $1.3 million2
  Adjusted Net Loss and Adjusted Net Loss per diluted share were $(12.9) million and $(0.56) per diluted share, respectively3
  Generated approximately $1.5 million in free cash flow and ended the year with approximately $124 million in cash
  Cost reduction initiatives put in place in the third and fourth quarters are expected to reduce expenses by approximately $45 million annually as compared to the second quarter annualized run rate

1 Excludes Costs as Defined
2 Excludes Costs as Defined and non-cash compensation expense
3 Excludes Costs as Defined, amortization and non-cash compensation expense

Adjusted Operating Earnings (Loss) is presented to reflect operating earnings excluding Costs as Defined. Adjusted Net (Loss) Earnings and Adjusted Net (Loss) Earnings per diluted share are presented to reflect net earnings excluding Costs as Defined, amortization and non-cash compensation expense (“Adjusted Net (Loss) Earnings” and “Adjusted Net (Loss) Earnings per diluted share”).  This release also includes “Adjusted EBITDA (Loss),” which excludes Costs as Defined, non-cash compensation and other non-cash expenses and free cash flow. Each of these metrics are “Non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  See “Reconciliation of Non-GAAP Financial Measures.”

FOURTH QUARTER CONSOLIDATED RESULTS

For the three months ended January 31, 2020, revenues were $98.8 million, a decrease of $35.7 million, or 26.5 percent, as compared to the third quarter of 2019.  On a product line basis, completion, production and intervention services declined by approximately 26 percent, 22 percent and 32 percent, respectively.  Adjusted Operating Loss was $(19.5) million, compared to third quarter Adjusted Operating Loss of $(4.0) million, reflecting the negative operating leverage from the 26.5 percent sequential decline in revenues, partially offset by a portion of the benefits from second half cost reduction initiatives.  Adjusted EBITDA was $1.3 million in the fourth quarter period, as compared to Adjusted EBITDA of $17.4 million in the preceding quarter.  The Company reported an Adjusted Net Loss of $(12.9) million, or $(0.56) per share, in the fourth quarter.  Revenues and adjusted EBITDA were approximately $311 million and $60 million, respectively, or approximately 19 percent of revenues in the first half of the year, as compared to revenues, Adjusted EBITDA and Adjusted EBITDA Margin of approximately $233 million, $19 million and 8 percent, respectively, in the second half of the year.

Amin J. Khoury, Chairman and Chief Executive Officer of KLX Energy Services commented, “The decline in demand in the fourth quarter reflected a continuation of the deterioration in industry conditions which began in our third quarter, principally due to Exploration and Production companies’ (“E&P”)’s intense focus on capital discipline and free cash flow generation, in addition to  customer budget exhaustion, all of which resulted in a further steep decline in activity as well as weaker pricing.  The severity of the decline in the second half of the year ended January 31, 2020 by the E&P companies led to a sharp decline in U.S. land rig count and an unprecedented decline in operating frac spreads from the second quarter through the end of calendar 2019.

“As we reported last quarter, we initiated an ongoing comprehensive business review and cost rationalization program targeted at aligning our cost structure with customer demand.  Specifically, we implemented an approximate 360 person, or 22 percent, reduction in force, we warm stacked our Permian based wireline assets and we aggressively cut costs in every area of our business. We will continue to carefully monitor our staffing and cost structure.”

We began to realize the benefit of our cost rationalization actions in the fourth quarter of this year.  We generated $1.5 million in free cash flow during the quarter and ended the year with approximately $124 million in cash and a $100 million undrawn credit facility.  While we have reduced our personnel levels substantially, we also recruited experienced coiled tubing personnel to join the Company in both the third and fourth quarters as we have received and are deploying new large diameter coiled tubing spreads.  The cost of these start up activities was an approximate $2.3 million drag on fourth quarter operating results.  We believe the Company’s coiled tubing strategy, which both increases the number of customers served and gains greater share of customer spend by pulling through our broad range of asset light services, together with continued tight cost controls and a focus on free cash flow generation, should enhance the Company’s position as a proven value added partner to our clients, with strong liquidity and a history of providing value added services, while maintaining superior Health, Safety and Environmental standards.”

FOURTH QUARTER SEGMENT RESULTS

The Company allocates all corporate costs to its three segments. Costs allocated to each segment for the three-month periods ended January 31, 2020 and October 31, 2019 were as follows: Rocky Mountains segment $5.8 and $6.9 million, respectively; Northeast/Mid-Con segment $3.0 and $4.6 million, respectively; and Southwest segment $3.5 and $4.7 million, respectively.

The following is a tabular summary and commentary of revenues, Adjusted operating earnings (loss) and Adjusted EBITDA (Loss) for the three-month periods ended January 31, 2020 and October 31, 2019.

($ in millions)

	REVENUES
	THREE MONTHS ENDED

Segment	January 31, 2020	October 31, 2019	% Change
Rocky Mountains	$46.7	$57.6	(18.9%)
Northeast/Mid-Con	24.0	38.4	(37.5%)
Southwest	28.1	38.5	(27.0%)
Total	$98.8	$134.5	(26.5%)

	ADJUSTED OPERATING (LOSS) EARNINGS[1]
	THREE MONTHS ENDED

Segment	January 31, 2020	October 31, 2019	$ Change
Rocky Mountains	$(1.1)	$4.4	$(5.5)
Northeast/Mid-Con	(9.9)	(0.5)	(9.4)
Southwest	(8.5)	(7.9)	(0.6)
Total	$(19.5)	$(4.0)	$(15.5)

	ADJUSTED EBITDA (LOSS)[2]
	THREE MONTHS ENDED

Segment	January 31, 2020	October 31, 2019	% Change
Rocky Mountains	$6.3	$12.1	(47.9%)
Northeast/Mid-Con	(3.0)	6.6	(145.5%)
Southwest	(2.0)	(1.3)	(53.8%)
Total	$1.3	$17.4	(92.5%)

[1] Excludes Costs as Defined
[2] Excludes Costs as Defined and non-cash compensation expense

For the quarter ended January 31, 2020, Rocky Mountains segment revenues of $46.7 million decreased by $10.9 million, or 18.9 percent, as compared with the third quarter of 2019. The decline in revenues was primarily due to a number of customers suspending operations for the balance of the year due to budget exhaustion and the E&P’s intense focus on capital discipline and free cash flow generation. Adjusted Operating Loss for the fourth quarter was $(1.1) million, as compared with Adjusted Operating Earnings of $4.4 million in the third quarter of 2019.  Operating results in the current period were negatively impacted by the 18.9 percent decline in revenues.  Adjusted EBITDA was $6.3 million, resulting in an Adjusted EBITDA margin of 13.5 percent, as compared to third quarter Adjusted EBITDA and Adjusted EBITDA margin of $12.1 million and 21.0 percent, respectively, and a first half Adjusted EBITDA and Adjusted EBITDA margin of $26.2 million and 23.4 percent, respectively.

For the fourth quarter ended January 31, 2020, Northeast/Mid-Con segment revenues of $24.0 million decreased by 37.5 percent, as compared with the third quarter of 2019.  The decline in revenues was primarily due to a number of customers suspending operations for the balance of the year due to budget exhaustion and the E&P’s intense focus on capital discipline and free cash flow generation, along with lower activity levels among certain other customers, particularly from natural gas customers.  The Northeast/Mid-Con segment has the highest exposure, as a percentage of revenues, to natural gas customers.  Natural gas rigs declined by almost 43 percent as compared with February 2019.  Adjusted Operating Loss was $(9.9) million, compared to third quarter Adjusted Operating Loss of $(0.5) million. Fourth quarter 2019 operating results reflect the approximate 38% decline in revenues.  Fourth quarter 2019 Adjusted EBITDA loss was $(3.0) million, as compared to third quarter Adjusted EBITDA and Adjusted EBITDA margin of $6.6 million, and 17.2 percent, respectively, and a first half Adjusted EBITDA and Adjusted EBITDA margin of $22.3 million and 25.5 percent, respectively.

Fourth quarter 2019 Southwest segment revenues of $28.1 million decreased 27.0 percent, as compared with the third quarter of 2019, primarily due to lower overall activity levels due to budget exhaustion and the E&P’s intense focus on capital discipline and free cash flow generation and a decline in wireline revenues as the Company continued to warm stack the vast majority of its Permian based wireline assets in the weak demand and pricing environment.  Adjusted operating loss was $(8.5) million, compared to a third quarter adjusted operating loss of $(7.9) million.  Fourth quarter 2019 Adjusted EBITDA loss was $(2.0) million, compared to third quarter Adjusted EBITDA loss of $(1.3) million, and a first half Adjusted EBITDA and Adjusted EBITDA margin of $11.2 million and 10.1 percent, respectively.

FULL YEAR CONSOLIDATED RESULTS

	REVENUES
	YEAR ENDED

Segment	January 31, 2020	January 31, 2019	% Change
Rocky Mountains	$216.4	$179.7	20.4%
Northeast/Mid-Con	149.7	129.4	15.7%
Southwest	177.9	186.2	(4.5%)
Total	$544.0	$495.3	9.8%

	ADJUSTED OPERATING (LOSS) EARNINGS[1]
	YEAR ENDED

Segment	January 31, 2020	January 31, 2019	$ Change
Rocky Mountains	$16.2	$17.4	$(1.2)
Northeast/Mid-Con	(1.3)	21.9	(23.2)
Southwest	(19.1)	13.4	(32.5)
Total	$(4.2)	$52.7	$(56.9)

	ADJUSTED EBITDA[2]
	YEAR ENDED

Segment	January 31, 2020	January 31, 2019	% Change
Rocky Mountains	$44.6	$36.8	21.2%
Northeast/Mid-Con	25.9	38.7	(33.1%)
Southwest	7.9	31.5	(74.9%)
Total	$78.4	$107.0	(26.7%)

1 Excludes Costs as Defined and asset impairment expense
2 Excludes Costs as Defined, non-cash compensation expense and non-cash asset impairment expense

Revenues for the year ended January 31, 2020, were $544.0 million, an increase of $48.7 million, or 9.8 percent, as compared to the prior year.  Revenue growth reflects the addition of coil tubing, flow back and testing and intervention product service lines during 2019, offset by the impact from the aforementioned second half deterioration in industry conditions.  Revenues increased approximately $83 million in the first half of Fiscal 2019, as compared to the same period in the prior year, but declined by approximately $34 million in the second half of Fiscal 2019 as compared to the same period in the prior year, reflecting the aforementioned abrupt decline in demand for oilfield services.  In fact, second half 2019 revenues were 24.9 percent lower than first half revenues.  As compared with the prior year, on a product line basis, completion and intervention services revenues increased approximately 15 percent and 9 percent, respectively, while production revenues declined approximately 3 percent.  Fiscal 2019 Adjusted Operating Loss was $(4.2) million, as compared with Fiscal 2018 Adjusted Operating Earnings and Adjusted Operating Margin of $52.7 million and 10.6 percent, respectively.  The Company reported an Adjusted Net Loss of ($2.5) million, or ($0.11) per diluted share, for Fiscal 2019, as compared to Fiscal 2018 Adjusted Net Earnings of $58.6 million, or $2.90 per diluted share.

Mr. Khoury commented, “Despite very difficult industry conditions during the second half of the year, we were able to execute our strategy to expand our key product service lines, including coil tubing, flowback and testing services, and we expanded our intervention capabilities in the Mid-Con, Northeast and South Texas.  We believe these actions will allow us to increase both the number of customers served and share of customer spend as we deploy our large diameter coil tubing spreads and continue to pull through asset light services such as flowback and testing services and thru tubing and pressure control services, while leveraging our recently lowered cost structure.

We generated approximately $58 million in cash flow from operations this year and chose to invest approximately $98 million of our cash to enhance our portfolio of product service lines, consistent with our strategies.  We ended our fiscal year with approximately $124 million in cash after completing the aforementioned investments.  We expect significantly lower capital expenditures in each of the next two years and to maintain a liquid and healthy balance sheet with no debt maturities until November 2025.  We believe the actions taken this year will allow KLX Energy Services to differentiate itself from other oilfield services companies during a period in which industry consolidation continues and while our E&P customers refine their supply chain activities and concentrate their spending with a handful of well run, broadly capable, value added companies such as KLX Energy Services”.

LIQUIDITY

Cash flow provided by operations for the year ended January 31, 2020 was approximately $58 million and the Company ended the year with a cash balance of approximately $124 million.  Capital expenditures were approximately $71 million.  Total long-term debt of $250 million less cash resulted in net debt of approximately $126 million.  The Company’s net debt to net capital ratio was approximately 29 percent, and its net leverage ratio was approximately 1.6X.  As of January 31, 2020, there were no borrowings outstanding under the Company’s $100 million credit facility, and there are no debt maturities until November 2025.

Mr. Khoury added, “We remain committed to deploying capital where we believe it will generate the highest potential return to our shareholders and evaluate share or debt repurchases or capital investments in our product service lines through the same lens.  Moreover, we believe our strong financial position will allow us to continue to explore strategic combinations.”

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “Demand began to improve in the later part of January and the improvement continued in February.  We are therefore expecting an increase in revenues and improved financial performance in our first quarter ending April 30, 2020 as compared to our fourth quarter ended January 31, 2020.  We are continuing to recruit additional experienced coiled tubing personnel to join the Company in the first quarter, as we have now received and are deploying the last of our five new large diameter coiled tubing spreads. The coiled tubing start-up costs related to the deployment of these new spreads are expected to be a drag on our first quarter earnings. We expect to have all 13 of our large diameter coiled tubing spreads in operation by the end of the first quarter of 2020.”

“We plan to remain focused on serving the needs of our customers and gaining share of customer spend by providing a broad portfolio of services and equipment across all major basins, while preserving a solid balance sheet, maintaining a healthy level of liquidity and prudently managing our capital expenditures.

In an operating environment where our financial strength is a key differentiator, we believe that our ongoing cost reduction efforts along with the anticipated positive impact from the roll-out of our  new large diameter coiled tubing units and the resulting pull through of our broad range of asset light services, will allow us to continue to both increase the number of customers served and gain share of customer spend, with a goal of generating positive free cash flow through 2020. Nevertheless, oil and gas demand destruction that is currently being caused by the corona virus pandemic with WTI and natural gas prices at just over $40 and $1.75, respectively, could cause further deterioration in E&P spending and investment in the coming months,” Mr. Khoury concluded.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties.  The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the SEC, which include its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About KLX Energy Services

KLX Energy Services is a leading U.S. onshore provider of mission critical oilfield services focused on completion, intervention and production activities for the most technically demanding wells. KLX Energy Services’ experienced and technically skilled personnel are supported by a broad portfolio of specialized tools and equipment, including innovative proprietary tools developed by the Company’s in-house R&D team. KLX Energy Services supports its customers on a 24/7 basis from over 40 service facilities located in the major onshore oil and gas producing regions of the United States. For more information, visit the KLX Energy Services website at www.klxenergy.com.

KLX ENERGY SERVICES HOLDINGS, INC.
STATEMENTS OF OPERATIONS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2020	October 31, 2019	January 31, 2020	January 31, 2019

Revenues	$98.8	$134.5	$544.0	$495.3
Cost of sales	102.4	119.3	470.0	370.4

Gross (loss) profit	(3.6)	15.2	74.0	124.9

Selling, general and administrative	20.8	31.7	100.0	100.4
Research and development	0.4	0.8	2.7	2.4
Goodwill impairment charge	1.2	45.8	47.0	-

Operating (loss) earnings	(26.0)	(63.1)	(75.7)	22.1

Interest expense, net	7.5	7.2	29.2	7.1

(Loss) earnings before income taxes	(33.5)	(70.3)	(104.9)	15.0

Income tax (benefit) expense	(8.4)	(0.5)	(8.5)	0.6

Net (loss) earnings	$(25.1)	$(69.8)	$(96.4)	$14.4

Net (loss) earnings per common share:
Basic	$(1.09)	$(3.10)	$(4.32)	$0.72
Diluted	$(1.09)	$(3.10)	$(4.32)	$0.71

Weighted average common shares:
Basic	23.1	22.5	22.3	20.1
Diluted	23.1	22.5	22.3	20.2

KLX ENERGY SERVICES HOLDINGS, INC.
BALANCE SHEETS (UNAUDITED)
(In Millions)

	January 31,	January 31,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$123.5	$163.8
Accounts receivable, net	79.2	119.6
Inventories, net	12.0	15.4
Other current assets	13.8	9.5
Total current assets	228.5	308.3
Long-term assets	394.9	364.5
	$623.4	$672.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$64.8	$85.2
Total long-term liabilities	246.4	246.9
Total stockholders' equity	312.2	340.7
	$623.4	$672.8

KLX ENERGY SERVICES HOLDINGS, INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	YEAR ENDED
	January 31, 2020	January 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(96.4)	$14.4
Adjustments to reconcile net (loss) earnings to net cash
flows provided by operating activities:
Depreciation and amortization	64.1	41.5
Deferred income taxes	(8.9)	-
Goodwill impairment charge	47.0	-
Non-cash compensation	18.5	23.5
Amortization of deferred financing fees	1.1	0.3
Provision for inventory reserve	2.6	1.6
Change in allowance for doubtful accounts	9.8	0.8
Loss (gain) on disposal of property, equipment and other	5.0	(2.1)
Changes in operating assets and liabilities
Accounts receivable	39.9	(23.2)
Inventories	3.6	(6.8)
Other current and non-current assets	(9.0)	(5.5)
Accounts payable	(13.8)	3.7
Other current and non-current liabilities	(5.4)	13.8
Net cash flows provided by operating activities	58.1	62.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(70.8)	(84.0)
Proceeds from sale of assets	0.7	9.9
Acquisitions, net of cash acquired	(27.6)	(140.0)
Net cash flows used in investing activities	(97.7)	(214.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(1.2)	-
Shares cancelled by employees for taxes	(1.0)	-
Cash proceeds from stock issuance	1.5	-
Proceeds from long-term debt	-	250.0
Debt origination costs	-	(9.3)
Capital contribution from Former Parent	-	50.0
Net transfers from Former Parent (pre spin-off)	-	25.2
Net cash flows (used in) provided by financing activities	(0.7)	315.9

Net change in cash and cash equivalents	(40.3)	163.8
Cash and cash equivalents, beginning of period	163.8	-
Cash and cash equivalents, end of period	$123.5	$163.8

KLX ENERGY SERVICES HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes Adjusted Net (Loss) Earnings, Adjusted Net (Loss) Earnings per diluted share, Adjusted operating earnings (loss), Adjusted operating margin, Adjusted EBITDA (Loss) and free cash flow to reflect net earnings before amortization, Costs as Defined and non-cash compensation expense (“Adjusted Net (Loss) Earnings” and “Adjusted Net (Loss) Earnings per diluted share”). This release also includes “Adjusted EBITDA (Loss),” which excludes Costs as Defined and non-cash compensation expense. Adjusted EBITDA (Loss) is used to calculate the Company’s leverage ratio, consistent with the Company’s bank credit terms of the ABL facility. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Exchange Act. See “Reconciliation of Non-GAAP Financial Measures.”

The Company uses the above described adjusted measures to evaluate and assess the operational strength and performance of the business and of segments of the business. The Company believes these financial measures are relevant and useful for investors because they allow investors to have a better understanding of the Company’s actual operating performance.  These financial measures should not be viewed as a substitute for, or superior to, operating earnings, net earnings or net cash flows provided by operating activities (each as defined under GAAP), the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

KLX ENERGY SERVICES HOLDINGS, INC.
RECONCILIATION OF NET (LOSS) EARNINGS
TO ADJUSTED NET (LOSS) EARNINGS PER DILUTED SHARE
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	January 31, 2020	October 31, 2019	January 31, 2020	January 31, 2019
Net (loss) earnings	$(25.1)	$(69.8)	$(96.4)	$14.4
Amortization expense	1.0	1.0	3.9	0.8
Non-cash compensation	4.7	4.7	18.5	12.8
Income taxes	(8.4)	(0.5)	(8.5)	0.6
Costs as Defined[1]	6.5	59.1	71.5	30.6
Adjusted (loss) earnings before income taxes	(21.3)	(5.5)	(11.0)	59.2
Income taxes	(8.4)	(0.5)	(8.5)	0.6
Adjusted net (loss) earnings	$(12.9)	$(5.0)	$(2.5)	$58.6

Adjusted net (loss) earnings per diluted share	$(0.56)	$(0.22)	$(0.11)	$2.90

Diluted weighted average shares	23.1	22.5	22.3	20.2

[1] Costs as Defined in the fourth quarter relate to goodwill impairment charge of $1.2 ($45.8 in the third quarter), business alignment costs of $3.0 in the fourth quarter ($13.3 in the third quarter) and new product and service line start-up costs of $2.3 in the fourth quarter (none in the third quarter). Full year Costs as Defined in Fiscal 2019 relate to goodwill impairment charge of $47.0, business alignment costs of $18.8 and new product and service line start-up costs of $5.7. Full year Costs as Defined in Fiscal 2018 are primarily related to the spin-off of the Company from its former parent in 2018.

KLX ENERGY SERVICES HOLDINGS, INC.
RECONCILIATION OF CONSOLIDATED NET LOSS TO ADJUSTED EBITDA
(In Millions)

	THREE MONTHS ENDED
	January 31, 2020	October 31, 2019
Net loss	$(25.1)	$(69.8)
Income tax benefit	(8.4)	(0.5)
Interest expense, net	7.5	7.2
Operating loss	(26.0)	(63.1)
Costs as Defined[1]	6.5	59.1
Adjusted operating loss	(19.5)	(4.0)
Depreciation and amortization	16.1	16.7
Non-cash compensation	4.7	4.7
Adjusted EBITDA	$1.3	$17.4

RECONCILIATION OF ROCKY MOUNTAINS OPERATING (LOSS) EARNINGS TO ADJUSTED EBITDA
(In Millions)

	THREE MONTHS ENDED
	January 31, 2020	October 31, 2019
Rocky Mountains operating (loss) earnings	$(4.1)	$2.6
Costs as Defined[1]	3.0	1.8
Adjusted Rocky Mountains operating (loss) earnings	(1.1)	4.4
Depreciation and amortization	5.3	5.7
Non-cash compensation	2.1	2.0
Rocky Mountains adjusted EBITDA	$6.3	$12.1

RECONCILIATION OF NORTHEAST/MID-CON OPERATING LOSS TO ADJUSTED EBITDA (LOSS)
(In Millions)

	THREE MONTHS ENDED
	January 31, 2020	October 31, 2019
Northeast/Mid-Con operating loss	$(12.8)	$(26.1)
Costs as Defined[1]	2.9	25.6
Adjusted Northeast/Mid-Con operating loss	(9.9)	(0.5)
Depreciation and amortization	5.7	5.7
Non-cash compensation	1.2	1.4
Northeast/Mid-Con adjusted EBITDA (loss)	$(3.0)	$6.6

RECONCILIATION OF SOUTHWEST OPERATING LOSS TO ADJUSTED EBITDA (LOSS)
(In Millions)

	THREE MONTHS ENDED
	January 31, 2020	October 31, 2019
Southwest operating loss	$(9.1)	$(39.6)
Costs as Defined[1]	0.6	31.7
Adjusted Southwest operating loss	(8.5)	(7.9)
Depreciation and amortization	5.1	5.3
Non-cash compensation	1.4	1.3
Southwest adjusted EBITDA (loss)	$(2.0)	$(1.3)

[1] Costs as Defined in the fourth quarter relate to goodwill impairment charge of $1.2 ($45.8 in the third quarter), business alignment costs of $3.0 in the fourth quarter ($13.3 in the third quarter) and new product and service line start-up costs of $2.3 in the fourth quarter (none in the third quarter).

KLX ENERGY SERVICES HOLDINGS, INC.
RECONCILIATION OF CONSOLIDATED NET (LOSS) EARNINGS TO ADJUSTED EBITDA
(In Millions)

	YEAR ENDED
	January 31, 2020	January 31, 2019
Net (loss) earnings	$(96.4)	$14.4
Income tax (benefit) expense	(8.5)	0.6
Interest expense, net	29.2	7.1
Operating (loss) earnings	(75.7)	22.1
Costs as Defined[1]	71.5	30.6
Adjusted operating (loss) earnings	(4.2)	52.7
Depreciation and amortization	64.1	41.5
Non-cash compensation	18.5	12.8
Adjusted EBITDA	$78.4	$107.0

RECONCILIATION OF ROCKY MOUNTAINS OPERATING EARNINGS TO ADJUSTED EBITDA
(In Millions)

	YEAR ENDED
	January 31, 2020	January 31, 2019
Rocky Mountains operating earnings	$10.1	$5.5
Costs as Defined[1]	6.1	11.9
Adjusted Rocky Mountains operating earnings	16.2	17.4
Depreciation and amortization	21.0	15.4
Non-cash compensation	7.4	4.0
Rocky Mountains Adjusted EBITDA	$44.6	$36.8

RECONCILIATION OF NORTHEAST/MID-CON OPERATING (LOSS) EARNINGS TO ADJUSTED EBITDA
(In Millions)

	YEAR ENDED
	January 31, 2020	January 31, 2019
Northeast/Mid-Con operating (loss) earnings	$(31.5)	$13.4
Costs as Defined[1]	30.2	8.5
Adjusted Northeast/Mid-Con operating (loss) earnings	(1.3)	21.9
Depreciation and amortization	22.1	13.6
Non-cash compensation	5.1	3.2
Northeast/Mid-Con Adjusted EBITDA	$25.9	$38.7

RECONCILIATION OF SOUTHWEST OPERATING (LOSS) EARNINGS TO ADJUSTED EBITDA
(In Millions)

	YEAR ENDED
	January 31, 2020	January 31, 2019
Southwest operating (loss) earnings	$(54.3)	$3.2
Costs as Defined[1]	35.2	10.2
Adjusted Southwest operating (loss) earnings	(19.1)	13.4
Depreciation and amortization	21.0	12.5
Non-cash compensation	6.0	5.6
Southwest Adjusted EBITDA	$7.9	$31.5

[1] Costs as Defined in Fiscal 2019 relate to goodwill impairment charge of $47.0, business alignment costs of $18.8 and new product and service line start-up costs of $5.7. Costs as Defined in Fiscal 2018 are primarily related to the spin-off of the Company from its former parent in 2018.

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	THREE MONTHS ENDED		YEAR ENDED
	January 31,	October 31,	January 31,	January 31,
	2020	2019	2020	2019
Net cash flow provided by operating activities	$4.9	$41.3	$58.1	$62.0
Capital expenditures	(3.4)	(10.6)	(70.8)	(84.0)
Free cash flow	$1.5	$30.7	$(12.7)	$(22.0)

CONTACT:
Tom McCaffrey
Senior Vice President and Chief Financial Officer
KLX Energy Services Holdings, Inc.
(561) 791-5403
Tom.McCaffrey@klxenergy.com